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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              (AMENDMENT NO. ___)*


                            VIRAGE LOGIC CORPORATION
                            ------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   92763R1041
                                   ----------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ]    Rule 13d-1(b)

                             [ ]    Rule 13d-1(c)

                             [X]    Rule 13d-1(d)


        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

        The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

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--------------------                                           -----------------
CUSIP No. 92763R1041                   13G                     Page 2 of 5 Pages
--------------------                                           -----------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                Alexander Shubat
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                N/A                              (a)
                                                                 (b)
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                USA

--------------------------------------------------------------------------------
          NUMBER OF                5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                             0
           OWNED BY             ------------------------------------------------
             EACH                  6     SHARED VOTING POWER
          REPORTING
            PERSON                                2,674,818
             WITH               ------------------------------------------------
                                   7     SOLE DISPOSITIVE POWER

                                                  0
                                ------------------------------------------------
                                   8     SHARED DISPOSITIVE POWER

                                                  2,674,818
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                2,674,818
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                N/A
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                13.4%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


                                IN
--------------------------------------------------------------------------------

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--------------------                                           -----------------
CUSIP No. 92763R1041                   13G                     Page 3 of 5 Pages
--------------------                                           -----------------


Item 1(a):     NAME OF ISSUER

                      Virage Logic Corporation

Item 1(b):     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                      46501 Landing Parkway
                      Fremont, CA  94538

Item 2(a):     NAME OF PERSON FILING

                      Alexander Shubat

Item 2(b):     ADDRESS OF PRINCIPAL BUSINESS OFFICE

                      46501 Landing Parkway
                      Fremont, CA  94538

Item 2(c):     CITIZENSHIP

                             USA

Item 2(d):     TITLE OF CLASS OF SECURITIES

                             Common Stock, $0.001 par value

Item 2(e):     CUSIP NUMBER

                             92763R1041

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:        OWNERSHIP

               (a)    Amount Beneficially Owned:
                      2,674,818 shares

               (b)    Percent of Class
                      13.4%

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--------------------                                           -----------------
CUSIP No. 92763R1041                   13G                     Page 4 of 5 Pages
--------------------                                           -----------------


               (c)    Number of Shares as to Which Such Person Has:

                      (i)    sole power to vote or direct the vote:
                             0 Shares

                      (ii) shared power to vote or direct the vote 2,674,818 Shares


                      (iii) Sole power to dispose or to direct the disposition of:
                             0 Shares

                      (iv) Shared power to dispose or to direct the disposition of:
                             2,674,818 Shares

Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6:        OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON

               Mr. Shubat owns 2,327,818 Shares with his spouse as joint owners, such that Mr. Shubat's spouse has the right to receive half of the proceeds from the sale of 2,327,818 Shares. Beneficiaries of two trusts have the right to receive the proceeds from the sale of 347,000 shares held by such trust, in accordance with the trust documents.

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                                    N/A.

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                    N/A

Item 9:        NOTICE OF DISSOLUTION OF GROUP

                                    N/A

Item 10:       CERTIFICATION

                                    N/A

--------------------                                           -----------------
CUSIP No. 92763R1041                   13G                     Page 5 of 5 Pages
--------------------                                           -----------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

January 22, 2001
-------------------------
Date

        /s/ ALEXANDER SHUBAT
-----------------------------------
Signature

        Alexander Shubat
-----------------------------------
Name (Typed)